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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO VAN KAMPEN EXCHANGE FUND

An Annual Meeting ("Meeting") of Partners of Invesco Van Kampen Exchange Fund (the "Fund") was held on July 17, 2012. The Meeting was held for the following purposes:

   (1) To elect eight Managing General Partners, each to serve until the next annual meeting of Partners or until a successor is elected and qualified.

   (2) To elect Invesco Advisers, Inc. as Non-Managing General Partner of the Fund.

   (3) To amend the Fund's Partnership Agreement to provide for the payment of distributions in cash, without the option of reinvesting distribution in units of the Fund.

The results of the voting on the above matters were as follows:

                                                                   VOTES
     MATTERS                                            VOTES FOR WITHHELD
     -------                                            --------- --------
     (1) David C. Arch.................................  113,708   2,686
         Jerry D. Choate...............................  113,708   2,686
         Linda Hutton Heagy............................  113,708   2,686
         R. Craig Kennedy..............................  113,708   2,686
         Colin D. Meadows..............................  113,708   2,686
         Hugo F. Sonnenschein..........................  113,708   2,686
         Wayne W. Whalen...............................  113,708   2,686
         Suzanne H. Woolsey............................  113,708   2,686

                                                          VOTES   VOTES   WITHHELD/   BROKER
                                                           FOR   AGAINST ABSTENTIONS NON-VOTES
                                                         ------- ------- ----------- ---------
(2). To elect Invesco Advisers, Inc. as
     Non-Managing General Partner of the Fund.....       113,484    0       2,910        0
(3). To amend the Fund's Partnership Agreement to
     provide for the payment of distributions in
     cash, without the option of reinvesting
     distributions in units of the Fund...........       112,079    0       4,315        0